Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION
September 8, 2011
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by RealPage, Inc., a Delaware corporation (“RealPage”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 349,693 shares of your common stock, par value $0.001 per share (the “Shares”), issuable upon the exercise of stock options granted under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan (the “Plan”) and assumed by RealPage in accordance with the terms of the Agreement and Plan of Merger by and among RealPage, Multifamily Technology Solutions, Inc. and the other parties named therein, dated as of August 22, 2011. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares in accordance with the terms of the Plan.
     It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati,
   Professional Corporation
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation